UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2004

River Rock Entertainment Authority
(Exact name of registrant as specified in its charter)

Not Applicable	333-115186	68-0490898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Highway 128 East Geyserville, California	95441
(Address of principal executive offices)	(Zip Code)

(707) 857-2777
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     The River Rock Entertainment Authority (the "Authority") is governed by a five-member Board of Directors, consisting of the same five members as those of the Board of Directors of the Dry Creek Rancheria Band of Pomo Indians (the "Tribe"). The Tribe’s Board of Directors is elected biannually by the Tribal Council (the voting membership of the Tribe), and includes a Chairperson, a Vice Chairperson, a Secretary-Treasurer and two members at large. The members of the Authority's Board of Directors serve in the same office as they serve on the Tribe’s Board of Directors. Any change in the composition of the Tribe’s Board of Directors results in a corresponding change in the Authority's Board of Directors.

     On November 20, 2004, Harvey Hopkins was elected as Chairperson of the Tribe's Board of Directors. Mr. Hopkins will replace Elizabeth Elgin DeRouen, who lost her re-election bid for Chairperson of the Tribe's Board of Directors. No determination has been made to date as to the committees on which Mr. Hopkins will serve. There was no arrangement or understanding pursuant to which Mr. Hopkins was elected as Chairperson, and there are no related party transactions between Mr. Hopkins and the Authority which are known to date.

     On November 20, 2004, Messrs Augusto "Gus" Pina and Bruce Smith were elected as members at large of the Tribe's Board of Directors. Messrs. Pina and Smith will replace Ms. Leona Maldonado and Mr. Gabriel Nevarez who lost their re-election bids for members at large of the Tribe's Board of Directors. No determination has been made to date as to the committees on which Messrs. Pina and Smith will serve. There was no arrangement or understanding pursuant to which Messrs. Pina and Smith were elected, and there are no related party transactions between either Messrs. Pina and Smith and the Authority which are known to date. A copy of the Authority's press release announcing the election of Messrs. Hopkins, Pina and Smith is attached hereto as Exhibit 99.1, which is incorporated in this Item 5.02 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

EXHIBIT	DESCRIPTION

99.1	Press Release of River Rock Entertainment Authority dated November 25, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2004

River Rock Entertainment Authority

By:	/s/ Douglas Searle
Douglas Searle Chief Executive Officer